EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTRALASE CORP. REPORTS RECORD 2005 REVENUES,

NET INCOME AND FULLY DILUTED E.P.S.

Announces major technology breakthrough: laser speed doubled again and procedure times cut in half

IRVINE, CALIF. — (BUSINESS WIRE) February 16, 2006—IntraLase Corp. (NASDAQ:ILSE) today reported record revenues, net income and earnings for the fourth quarter and fiscal year ended December 31, 2005.

Revenues for the fourth quarter of 2005 were $27.4 million, a 43% increase over the comparable period in 2004. This growth was led by global sales of the IntraLase® FS laser, with the company placing for sale or lease a record 44 lasers in the fourth quarter of 2005 versus 37 lasers in the fourth quarter of 2004. Fourth quarter net income was $3.8 million, including $893,000 in non-cash, stock-based compensation expense, compared to a loss of $3.1 million in the fourth quarter of 2004. Fourth quarter earnings per fully diluted share were $0.12, versus a loss of $0.12 for the fourth quarter of 2004. Fourth quarter 2005 gross margin and profit expansion was primarily due to an increase in per procedure sales, inclusive of a disposable patient interface, to 95,000 procedures in the fourth quarter of 2005, an 81% increase over the comparable period in 2004.

Revenues for the fiscal year ended December 31, 2005 were $94.4 million, a 57% year-over-year gain. Driving this increase was the sale or lease of a record 156 IntraLase lasers compared to 111 in 2004, an increase of 41%, bringing the worldwide installed base to 371 lasers. Net income for the 12 month period was $9.5 million, versus a loss of $10.2 million for the 12 months ended December 31, 2004. Earnings per fully diluted share for 2005 were $0.31, versus a loss of $1.28 in fiscal year 2004. Total procedures sold in 2005, each inclusive of a disposable patient interface, were 338,000, an increase of 76% year-over-year.

“We are extremely pleased with our performance in 2005 and firmly believe that the ongoing rapid adoption of our technology demonstrates IntraLase’s emergence as the technology of choice for corneal flap creation,” said Robert J. Palmisano, President and CEO of IntraLase.

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Major Technology Breakthrough: 60 kHz IntraLase® laser

Demonstrating its commitment to continued product innovation, IntraLase announced its plan to launch a new 60 kHz laser at the annual meeting of the American Society of Cataract and Refractive Surgery (ASCRS), scheduled to take place in San Francisco, CA March 17-22, 2006. This new platform will significantly reduce the time involved in creating the corneal flap. The 60 kHz laser nearly halves the procedure time to about 18 seconds and enables tighter spot placement which facilitates easier flap elevation and enhances the surgical experience while using less energy, diminishing the potential for post-operative inflammatory response.

“Our planned introduction of the 60 kHz laser demonstrates IntraLase’s continued commitment to maintaining and enhancing our product offering to benefit surgeons and patients through research and development. The 60 kHz introduction and upgrade for existing IntraLase lasers addresses the needs of both our current and potential customers. Our experience thus far in five customer sites with 12 prominent surgeons who have already used the 60 kHz laser is extremely favorable. Lastly, the 60 kHz laser confirms our leadership position in femtosecond technology,” stated Mr. Palmisano.

Leading ophthalmologist and early IntraLase adopter Michael Gordon MD, of the GordonBinder Vision Institute in San Diego, stated, “While the upgrade from 15 to 30 kHz was remarkable with regard to reduced energies, reduced potential for inflammation, and smoothness of the corneal bed, the latest upgrade to 60 kHz should make IntraLase laser flap creation the obvious choice for all surgeons. This technology is unbeatable in terms of accuracy and versatility, and with lower energies the flap lifts are very smooth.” Dr. Gordon continued, “The faster procedure time is also nice, but it is the overall clinical efficacy of the IntraLase created flap that has become so significant in our practice.”

Guidance Reaffirmed for 2006

IntraLase reiterated its previously stated guidance for fiscal year 2006. It expects revenue of approximately $130 million, net income of approximately $22 million, and earnings per fully diluted share of approximately $0.70 including estimated expenses of approximately $6.5 million associated with non-cash, stock-based compensation.

Conference Call

IntraLase will host a conference call today at 11:00 a.m. Eastern Time to provide information on its financial results. The call will be webcast live and can be accessed on the IntraLase web site. A recorded version of the webcast will be available for a one-week period following the call. The webcast is also being distributed to both institutional

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and individual investors. Individual investors can access the call at: www.fulldisclosure.com. Institutional investors can access the call via a password-protected event management site at www.streetevents.com. The call may also be accessed by telephone at (800) 561-2731 or for international parties at (617) 614-3528 and entering the confirmation code 73779742 between 10:50 a.m. and 11:00a.m. Eastern Time. A telephone rebroadcast may also be accessed for a one-week period by calling (888) 286-8010 or for international parties (617) 801-6888 and entering confirmation code 10068613.

About IntraLase Corp.

IntraLase designs, develops, and manufactures an ultra-fast laser that is revolutionizing refractive and corneal surgery by creating safe and more precise corneal incisions. Delivering on the promise of ophthalmic laser technology, the IntraLase FS laser, related software, and disposable devices replace the hand-held microkeratome blade used during LASIK surgery. The unsurpassed accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK. Additionally, the IntraLase FS laser creates precision-designed intracorneal incisions that when combined can be used during lamellar and penetrating keratoplasties, and intrastromal ring implantation. IntraLase is presently in the process of commercializing applications of its technology in the treatment of corneal diseases that require corneal transplant surgery. The company’s proprietary laser and disposable patient interfaces are presently marketed throughout the United States and 26 other countries. IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long-term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our

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intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations, and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2005, as filed with the Securities and Exchange Commission on November 8, 2005.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information concerning this press release, contact:

IntraLase Corp., Irvine, CA

Shelley B. Thunen

Executive Vice President and Chief Financial Officer

(949) 859-5230 x196

sthunen@intralase.com

or

Krista Mallory

Director, Investor Relations and Corporate Communications

(949) 859-5230 x260

kmallory@intralase.com

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IntraLase Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues – product revenues (1)	$27,361,099	$19,163,251	$94,432,835	$59,968,274
Costs of goods sold (2)	12,744,925	10,834,885	44,237,314	34,491,140

Gross Margin	14,616,174	8,328,366	50,195,521	25,477,134

Operating expenses:
Research and development (2)	3,261,485	3,714,606	11,652,675	12,718,418
Selling, general and administrative (2)	8,200,621	8,093,082	31,611,517	23,352,288

Total operating expenses	11,462,106	11,807,688	43,264,192	36,070,706

Income (loss) from operations	3,154,068	(3,479,322)	6,931,329	(10,593,572)
Interest and other income, net	830,060	388,659	2,933,292	426,670

Income (loss) before provision for income taxes	3,984,128	(3,090,663)	9,864,621	(10,166,902)

Provision for income taxes	155,572	7,500	340,163	30,000

Net income (loss)	3,828,556	(3,098,163)	9,524,458	(10,196,902)
Accretion of preferred stock	—	—	—	(44,845)
Net income (loss) applicable to common stockholders	$3,828,556	$(3,098,163)	$9,524,458	$(10,241,747)

Net income (loss) per share applicable to common shareholders – basic	$0.14	$(0.12)	$0.35	$(1.28)

Net income (loss) per share applicable to common shareholders – diluted	$0.12	$(0.12)	$0.31	$(1.28)

Weighted average shares outstanding – basic	27,947,962	25,005,538	27,405,499	8,008,494

Weighted average shares outstanding – diluted	31,068,833	25,005,538	31,136,538	8,008,494

(1). Revenues from product sales are as follows:

Laser revenues	$14,275,623	$11,541,157	$46,812,834	$33,237,551
Per procedure disposable patient interface revenues	11,036,408	6,192,363	39,908,016	22,256,211
Maintenance revenues	2,049,068	1,429,731	7,711,985	4,474,512

	$27,361,099	$19,163,251	$94,432,835	$59,968,274

(2). Amounts include stock-based compensation, as follows:

Costs of goods sold	$18,290	$51,816	$104,516	$197,614
Research and development	509,273	565,719	702,688	1,467,311
Selling, general and administrative	365,044	1,488,760	1,290,873	2,844,188

	$892,607	$2,106,295	$2,098,077	$4,509,113

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IntraLase Corp.

Condensed Consolidated Balance Sheet

	December 31, 2005	December 31, 2004
Assets:
Cash, cash equivalents and marketable securities	$46,198,665	$92,014,926
Accounts receivable, Net	13,575,776	7,186,163
Inventories, Net	13,471,961	8,901,684
Other current assets	3,190,412	1,868,186

Total current assets	76,436,814	109,970,959

Marketable Securities	44,000,000	—
Other long-term assets	19,190,743	8,241,105

Total long-term assets	63,190,743	8,241,105

Total	$139,627,557	$118,212,064

Liabilities and Stockholders’ Deficit:
Total current liabilities	$16,510,633	$14,948,344
Total long-term liabilities	5,144,360	970,115

Total liabilities	21,654,993	15,918,459
Stockholders’ equity	117,972,564	102,293,605

Total	$139,627,557	$118,212,064

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